UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 1, 2013

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Louisville, KY	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 1, 2013, we entered into Omnibus Amendment No. 1 and Consent to Credit Agreement and Guaranty with respect to our revolving credit facility dated as of August 12, 2011 with a syndicate of commercial lenders led by JPMorgan Chase Bank, N.A., PNC Bank, National Association and Wells Fargo Bank, National Association. The credit facility remains an unsecured, revolving credit agreement under which we may borrow up to $200.0 million.  The amendment provides us with the option to increase the credit facility by $200.0 million, up to $400.0 million, subject to certain limitations. The original credit facility provided an option to increase the borrowing amount by $100.0 million, up to $300.0 million.  The amendment also extends the maturity date of the credit facility until October 31, 2018.

Under the amended facility, the commitment fee payable per year on any unused portion of the facility is reduced from between 0.15% and 0.35% (under the original facility) to between 0.125% 0.30% (under the amended facility), in each case depending on our leverage ratio.  Interest payable on outstanding borrowings will remain unchanged at LIBOR plus 0.875% to 1.875%, depending on our leverage ratio.

The amended credit facility permits us to incur additional secured or unsecured indebtedness outside the facility, except for secured indebtedness that in the aggregate exceeds 15% of our Consolidated Tangible Net Worth (as defined in the Credit Agreement).  At November 1, 2013, this amount is approximately $70.0 million.  The original credit facility limited additional indebtedness to $25.0 million.   We remain prohibited from obtaining additional secured or unsecured indebtedness outside the facility in circumstances where the incurrence of the indebtedness would prevent us from complying with our financial covenants.

Fees and expenses incurred in connection with the amendment were paid from cash on hand.

The credit facility retains the financial covenants of maintaining a fixed charge coverage ratio of 2.00 to 1.00 and a maximum leverage ratio of 3.00 to 1.00. The lenders’ obligation to extend credit under the facility will continue to depend upon our compliance with these covenants.

The Obligations pursuant to the credit facility can be accelerated upon an Event of Default, as such terms are defined in the Credit Agreement. The description of the Credit Agreement, as amended, is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 to our Current Report on Form 8-K dated as of August 12, 2011 and by Omnibus Amendment No. 1 and Consent to Credit Agreement and Guaranty, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information above described under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 1, 2013, Jill Marchant, General Counsel of Texas Roadhouse, Inc. (the “Company”) announced that she will no longer serve as General Counsel effective November 12, 2013.  Ms. Marchant has been employed by the Company as General Counsel since November 2011.

On November 1, 2013, the Company’s subsidiary, Texas Roadhouse Management Corp., entered into a Separation Agreement and General Release (the “Separation Agreement”) with Ms. Marchant.  Under the Separation Agreement, Ms. Marchant will remain an employee of the Company through January 7, 2014 (the “Separation Date”).  The Company will pay Ms. Marchant her regular salary, benefits and bonus through the Separation Date.  In addition, the Company will pay Ms. Marchant an aggregate sum of $344,053.85, less applicable withholdings, in four equal installment payments beginning on January 15, 2014.

This amount is equal to one year base salary, together with bonus and other benefits.  On the Separation Date, the Company will pay Ms. Marchant $17,346.47, less applicable withholdings, which reflects the cost of COBRA benefits premium coverage for one year following the Separation Date.  The Company will also accelerate the vesting of 19,250 restricted stock units upon the Separation Date.  The Company will also pay $8,000 by November 15, 2013 for outplacement assistance and attorney fees.  Under the terms of the Separation Agreement, Ms. Marchant agreed to two-year non-competition and non-solicitation provisions and provided the Company with a general release of all claims.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1                        Omnibus Amendment No. 1 and Consent to Credit Agreement and Guaranty, dated as of November 1, 2013, by and among Texas Roadhouse, Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2                        Separation Agreement and General Release, dated as of November 1, 2013, by and between Jill Marchant and Texas Roadhouse Management Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: November 4, 2013	By:	/s/ G. Price Cooper, IV
G. Price Cooper, IV
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.

10.1

Omnibus Amendment No. 1 and Consent to Credit Agreement and Guaranty, dated as of November 1, 2013, by and among Texas Roadhouse, Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Separation Agreement and General Release, dated as of November 1, 2013, by and between Jill Marchant and Texas Roadhouse Management Corp.